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                               CITICASTERS INC.
                                  EXHIBIT 21
                        SUBSIDIARIES OF THE REGISTRANT


        The following is a list of subsidiaries of Citicasters Inc. at December 31, 1994. All corporations listed are 100% owned subsidiaries of Citicasters Inc.

                                                  State of
        Name of Company                         Incorporation
        ---------------                         -------------
        Citicasters Co.                             Ohio

        The names of certain subsidiaries are omitted, as such subsidiaries in the aggregate would not constitute a significant subsidiary.


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